Exhibit (e)(19)

CERNER EXECUTIVE SEVERANCE AGREEMENT

This Cerner Executive Severance Agreement (this “Executive Severance Agreement”), effective as of January 3, 2022 (the “Effective Date”), is a supplement to, and amendment of, the employment agreement dated January 3, 2022 between Nasim Afsarmanesh, M.D. (“you”/“your”) and Cerner Corporation, a Delaware corporation (“Cerner”).

RECITALS

A.	You will become the Executive Vice President and Chief Health Officer of Cerner effective as of January 3, 2022.

B.

You have entered into an employment agreement with Cerner dated January 3, 2022 (your “Employment Agreement”) and a mutual arbitration agreement with Cerner dated January 3, 2022 (the “Mutual Arbitration Agreement”).

C.	You and Cerner wish to supplement and amend your Employment Agreement by adding contractual severance and other terms as set forth in this Executive Severance Agreement.

D.

In consideration for your employment with Cerner, the restricted stock units granted to you at the time of hire and as part of your annual compensation package, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, the potential benefits to you in the event of a Change in Control, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you and Cerner hereby agree to the following supplemental terms and conditions to your Employment Agreement.

E.	Definitions of capitalized terms used but not otherwise defined herein can be found in Appendix A.

AGREEMENT

In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree to amend and supplement your Employment Agreement as follows:

1.	PARAGRAPH 2 MODIFICATION. Paragraph 2 of your Employment Agreement is deleted in its entirety and replaced with the following:

2.	EMPLOYMENT RELATIONSHIP; SEVERANCE AND BENEFITS.

A.

Formation. By signing this Agreement, you represent that every material fact contained in your resume, application for employment, and other related documentation is true and accurate. Misrepresentation or omission of a material fact and falsification of such documentation are grounds for immediate discharge. You further agree you are not engaged and will not engage in other employment activities or extracurricular activities that would detract from or conflict with your ability to carry out your duties at Cerner. All employment or other paid or unpaid positions/activities/extracurricular activities outside of Cerner that could potentially detract from or conflict with your ability to carry out your duties at Cerner must be cleared in advance by Cerner pursuant to Cerner’s Conflicts of Interest Policy.

B.

Type. To the extent permitted by law, your employment relationship with Cerner is “at will,” which means that you may resign from Cerner at any time, for any reason or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time - for any legally permitted reason or for no reason at all and without advance notice, subject to Cerner’s potential obligations to you under Paragraph 2.D below.

C.	Resignation and Termination.

1.

Termination by Cerner. Cerner may terminate your employment (i) at any time with or without Cause, or (ii) upon your Disability. Your employment with Cerner shall be deemed automatically terminated upon your death. Upon a termination of your employment by Cerner with Cause, due to your death or on account of Disability (each an “Ineligible Severance Event”), Cerner shall pay you within thirty (30) days following your last day of employment (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by you prior to your termination date, which shall be subject to and paid in accordance with Cerner’s expense reimbursement policy; and (z) such employee benefits (including equity compensation or cash bonuses earned (i.e. when all vesting conditions have been met) as of the termination date but not yet paid), if any, to which you may be entitled under Cerner’s employee benefit plans as of your termination date; provided that, in no event shall you be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner’s Associate Severance Pay Plan effective July 1, 2021, or any successor thereto). Those amounts described in this Paragraph 2.C.1 (x), (y) and (z) are referred to herein collectively as the “Accrued Amounts.” Payment upon termination of your employment by Cerner for any reason other than an Ineligible Severance Event is covered by Paragraph 2.D.

2.

Termination by You. You may resign from your employment with Cerner at any time upon written notice to Cerner of your intention to resign from employment. Any resignation notice must be submitted to Cerner at least thirty (30) days prior to your intended last day of employment. Cerner, however, reserves the right either to accelerate your last day of employment or to allow your intended last day of employment to stand. If you resign with fewer than thirty (30) days’ notice, or if you actually leave Cerner’s employ prior to expiration of the notice period without the permission of Cerner, then you agree that (to the extent permitted by law) no Accrued Amounts from the date you submitted your resignation notice to your last day of employment will be owed or paid to you by Cerner. All other Accrued Amounts will be paid. You may also terminate your employment hereunder upon written notice to Cerner in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control) and, subject to you satisfying your obligations under Paragraph 2.D.3 (Severance Agreement and Release), be entitled to certain severance and benefit compensation as provided in Paragraph 2.D.

You agree to report to Cerner the identity of your new employer (if any) and the nature of your proposed duties for that employer.

D.	Severance and Benefits.

1.

Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination. Subject to you satisfying your obligations under Paragraph 2.D.3. (Severance Agreement and Release), if, prior to a Change in Control or at any time after twelve (12) months following a Change in Control, (i) Cerner terminates your employment other than in connection with an Ineligible Severance Event or (ii) you resign from employment following a Constructive Termination, Cerner will within sixty (60) days (or later if required by Code Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):

a.	Pay you your Accrued Amounts; and

b.

Pay you in a lump sum, within sixty (60) days of the effective date of the termination of your employment severance payments equal to two (2) times the sum of (i) your then current annual base salary, plus (ii) the average of the annual cash bonus you received from Cerner during the three (3) years preceding the termination of your employment (or if you have not been employed by Cerner for three (3) years, then such lesser number of years that you have been employed at Cerner), less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment following a Constructive Termination because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary in effect immediately prior to such reduction; and

c.	Pay you in a lump sum, within sixty (60) days of the effective date of the termination of your employment payments equal to the aggregate of twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner’s health, vision and dental the plans on the date of your termination of employment) under Cerner’s health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Notwithstanding the foregoing, if Cerner making payments under this Paragraph 2.D.1.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 2.D.1.c in a manner as is necessary to comply with the Affordable Care Act; and

d.	With respect to all outstanding unvested equity:

i.

fully vest and, if applicable pay or deliver immediately, or a later date in conformity with Code Section 409A, any shares or other property relating to time-based restricted stock or time-based restricted stock unit awards having a “date of grant” or “grant date” (as listed in such awards) that is at least twelve (12) months before the effective date of your termination and that were originally, ignoring the application of this Paragraph 2.D.1.d.i. and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of your termination;

ii.

forfeit all performance-based equity awards that have not settled (regardless of whether the original performance-based vesting criteria may have been satisfied) by the effective date of your termination;

iii.

forfeit all time-based restricted stock or time-based restricted stock unit awards having a “date of grant” or “grant date” (as listed in such awards) that is less than twelve (12) months before the effective date of your termination; and

iv.	forfeit all shares subject to stock options that have not vested as of the effective date of your termination.

2.

Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason. Subject to you satisfying your obligations under Paragraph 2.D.3 (Severance Agreement and Release), if there is a Change in Control of Cerner and within twelve (12) months following the date such Change in Control becomes effective Cerner terminates your employment for any reason other than on account of an Ineligible Severance Event or you resign from employment with Good Reason, then Cerner will, within sixty (60) days (or later if required by Code

Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):

a.	Pay you your Accrued Amounts;

b.

Pay you in a lump sum, within sixty (60) days of the effective date of the termination of your employment, severance payments equal to two (2) times the sum of (i) your then current annual base salary, plus (ii) the average annual cash bonus you received from Cerner during the three (3) years preceding the termination or resignation of your employment (or, if you have not been employed by Cerner for three (3) years, then such lesser number of years that you have been employed at Cerner), less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment for Good Reason within twelve (12) months following the date a Change in Control of Cerner becomes effective because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary in effect immediately prior to such reduction;

c.

Pay you in a lump sum, within sixty (60) days of the effective date of the termination of your employment, payments equal to the aggregate of twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner’s health, vision and dental plans on the date of your termination of employment) under Cerner’s health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Notwithstanding the foregoing, if Cerner’s making payments under this Paragraph 2.D.2.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 2.D.2.c in a manner as is necessary to comply with the Affordable Care Act; and

d.

Fully vest all outstanding unvested equity incentive awards granted to you under any Cerner equity incentive plans (or any successor equity incentive plans). For purposes of this Paragraph 2.D.2.d, any performance-based award shall become vested or settled assuming the greater of (i) actual level of achievement if the performance period was concluded at the time of Change in Control or where shares are banked based on achievement of incremental performance metrics but have not yet fully vested at the time of the Change in Control, or (i) “at-target” level of goal achievement had been attained.

3.

Severance Agreement and Release. As a condition to your receiving severance in accordance with this Paragraph 2.D, upon your resignation or the termination of your employment, you agree to promptly execute and not revoke the Severance Agreement and Release substantially in the form attached hereto as Appendix B, which release will be provided to you within ten (10) days of your termination date.

4.

Forfeiture and Reimbursement. Further, notwithstanding anything to the contrary in this Executive Severance Agreement, if you breach any confidentiality or other material provision in your Employment Agreement following the termination of your employment with Cerner, Cerner’s obligation, if applicable, to deliver severance payments and benefits to you under this Paragraph 2.D, and the vesting of any equity incentive awards described in this Paragraph 2.D, will cease immediately, you will reimburse Cerner the amount of severance payments delivered to you by Cerner prior to such breach by you, and you will forfeit to Cerner all equity incentive awards (or the proceeds of exercised awards) that vested based on or after such termination of your employment and prior to your breach.

5.

ERISA Claims Review Procedures. To the extent any severance payments described in this Paragraph 2.D are covered by the Employee Retirement Income Security Act of 1974, as amended, Claims Review Procedures are available from Cerner.

6.	Compliance with Section 409A.

a.

General Compliance. This Executive Severance Agreement and any severance payments contemplated to be made hereunder is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Executive Severance Agreement, payments provided under this Executive Severance Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Executive Severance Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Executive Severance Agreement shall be treated as a separate payment. Any payments to be made under this Executive

Severance Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Executive Severance Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b.

Specified Employees. Notwithstanding any other provision of this Executive Severance Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then solely to the extent necessary to prevent the imposition of additional income tax under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the your termination date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Executive Severance Agreement shall be provided in accordance with the following:

i.

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.	any right to reimbursements or in-kind benefits under this Executive Severance Agreement shall not be subject to liquidation or exchange for another benefit.

E.

Modified 280G Carve-Back. Notwithstanding anything contained in this Executive Severance Agreement to the contrary, if on an after-tax basis the aggregate payments and benefits paid pursuant to Paragraph 2.D.2 would be larger if the portion of such payments and benefits constituting “parachute payments” under Code Section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code Section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax. Any such reduction shall occur in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Paragraph 2.E shall be made in writing in good faith by an accounting firm selected by Cerner, which is reasonably acceptable to you (the “Accountants”). Cerner and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 2.E. Cerner shall be responsible for all fees and expenses of the Accountants.

F.

409(a) Modifications. Notwithstanding anything to the contrary herein, Cerner may modify your Employment Agreement and this Executive Severance Agreement from time to time without your consent if Cerner’s legal counsel deems doing so to be advisable to comply with Section 409A of the Code and you agree that any such modifications shall be binding upon you.

2.

CLAWBACK. The right to receive severance and benefits in accordance with Paragraph 2 is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect from time to time with respect to severance, or any other applicable clawback, adjustment or similar policy in effect on or established subsequent to, the Effective Date (the “Clawback Policy”). The terms of the Clawback Policy are incorporated herein by reference.

3.	ENTIRE AGREEMENT AND PRIOR AGREEMENTS AND NO WAIVER.

We agree that your Employment Agreement, as amended by this Executive Severance Agreement, otherwise remains in full force and effect. This Executive Severance Agreement (which is being entered into by you and Cerner contemporaneously and as a condition to and in consideration of your employment by Cerner), is your entire agreement with Cerner concerning the subject matter hereof and cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to the subject matter hereof (other than your Cerner Mutual Arbitration Agreement). Without limitation, the severance benefits and payments eligible to be provided under this Executive Severance Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Associate Severance Pay Plan effective July 1, 2021, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you.

This Cerner Executive Severance Agreement is executed as of this 3rd day of January, 2022.

/s/ Nasim Afsarmanesh, M.D.
Nasim Afsarmanesh, M.D.

Cerner Corporation

By:	/s/ Tracy L. Platt
Tracy L. Platt
Executive Vice President and Chief
Human Resources Officer

APPENDIX A

DEFINITION OF TERMS

CAUSE means your material breach of your Employment Agreement, fraud against Cerner, misappropriation of Cerner’s assets, dishonesty, embezzlement from Cerner, theft from Cerner, material neglect of your duties and responsibilities hereunder, your arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, your taking any action or omitting to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations or material breach of Cerner’s policies.

CHANGE IN CONTROL means:

(i) The acquisition by any individual, entity or group (a “Person”) within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of Cerner (the “Outstanding Cerner Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Cerner entitled to vote generally in the election of directors (the “Outstanding Cerner Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cerner or any corporation controlled by Cerner; or

(ii) Individuals who, as of the date hereof, constitute the Cerner Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cerner’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner ( a “Business Combination”), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of Cerner resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv) Approval by the shareholders of Cerner of a complete liquidation or dissolution of Cerner.

CODE means the Internal Revenue Code of 1986, as from time to time amended.

CONSTRUCTIVE TERMINATION means the occurrence of any of the following without your consent: (1) a material, adverse change in your authority, position, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer, President, any other person performing the role of the Chief Executive Officer or President, or the Board of Directors, (2) a material reduction in your annual total target compensation (which equals the sum of your annual base salary, target annual bonus and annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, or (3) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. You cannot terminate your employment on account of a Constructive Termination unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Constructive Termination within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Constructive Termination within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Constructive Termination with respect to such grounds.

DISABILITY means a physical or mental illness, as determined by an accredited physician, which causes you to be unable to perform your duties hereunder for ninety (90) consecutive days, or for an aggregate of ninety (90) days during any period of twelve (12) consecutive months.

GOOD REASON means the occurrence of any of the following, without your consent: (1) a material, adverse change in your authority, duties, position or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer, President , any other person performing the role of the Chief Executive Officer or President, or the Board of Directors, (2) a material reduction in your total annual target compensation (which equals the sum of your annual base salary, target annual bonus and annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, or (3) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. You cannot terminate your employment on account of a Good Reason unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Good Reason within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Good Reason with respect to such grounds.

APPENDIX B

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Severance Agreement”) is made by and between Cerner Corporation (together with its subsidiaries and affiliates, “Cerner”) and Nasim Afsarmanesh, M.D. (“you” or “your” and, together with Cerner, the “parties”).

RECITALS

WHEREAS, you have been employed by Cerner since January 3, 2022, and currently hold the role of [__];

WHEREAS, you entered into an employment agreement with Cerner dated January 3, 2022 (your “EA”), as amended by that certain Cerner Executive Severance Agreement dated January 3, 2022 (your “Severance Agreement” and together with your EA, your “Employment Agreement”), and a Mutual Arbitration Agreement with Cerner dated January 3, 2022 (your “Arbitration Agreement”);

WHEREAS, your employment was terminated without Cause by Cerner on [__], and the parties have mutually agreed to the separation benefits described herein;

WHEREAS, your last day of employment for salary, cash awards under the Cerner Corporation 2018 Performance Compensation Plan, as amended, restated, or supplemented, benefits, regular equity vesting and departure purposes was [__]; and

WHEREAS, in consideration for the separation payments and acceleration of the vesting of outstanding equity-based compensation awards described herein, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you agree to the terms contained herein and, as described below, agree to release Cerner and the Cerner Released Parties (as defined in this Severance Agreement) from matters arising out of or related to your employment with Cerner.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	SEPARATION BENEFITS. Subject to your acceptance and timely return of this Severance Agreement to Cerner, without revocation, Cerner agrees to the following:

[Insert severance benefits from section D—either subpart 1 or 2, depending on circumstances—of Executive Severance Agreement]

2.

YOUR RELEASE OF CLAIMS. On behalf of yourself and your successors, assigns, agents, heirs and descendants, you hereby acquit, release and forever discharge Cerner and its affiliates and subsidiaries, and all of their successors, assigns, officers, directors, agents, servants, employees, shareholders, fiduciaries, attorneys and representatives, whether past or present for all of the foregoing (collectively, the “Cerner Released Parties”) from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action, whether known or unknown, fixed or contingent, accrued or to accrue, direct or indirect, and whether at law or in equity, which you may have against the Cerner Released Parties, including, but not limited to, those arising out of or by reason of your employment by Cerner, or with respect to your departure from employment with Cerner and/or its subsidiaries, or with respect to claims for expenses, salary, incentive payments or equity grants against Cerner.

Without in any way limiting the generality of the foregoing, you acknowledge and agree that you are hereby releasing and discharging Cerner and all other Cerner Released Parties from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that may be asserted under any local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, ethnicity, religion, sex, pregnancy, disability, equal pay, age, veteran status, national origin, creed, color, and retaliation, and including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, Family and Medical Leave Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Employee Retirement Income Security Act (“ERISA”), Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Rehabilitation Act, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims.

A.

Includes Release of ADEA Claims. You understand and agree that you are releasing Cerner and all other Cerner Released Parties from all rights and claims of discrimination relating to age, including all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”).

B.

Nothing in this Severance Agreement is intended to, or shall, interfere with your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Severance Agreement. You shall not, however, be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against Cerner, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in this Severance Agreement is intended to, or shall, interfere with your right to file a claim for unemployment benefits (if any), or to file a claim asserting any causes of action which by law you may not legally waive.

C.

Nothing in this Severance Agreement is intended to, or shall, interfere with (1) your rights to indemnification under Cerner’s bylaws or any indemnification agreement entered into with Cerner (and Cerner agrees to keep in force sufficient directors and officers insurance to protect you against such potential liabilities for a period of three years from the Effective Date); (2) your rights to vested ERISA benefits; and (3) your rights under this Severance Agreement.

3.

RETURN OF CERNER PROPERTY. You acknowledge that you will return all documents and Cerner-issued equipment, including, but not limited to, your security card/office key to the building(s). Cerner agrees you will not be required to return your cell phone and you may retain that device as personal property; however, you agree that you will first work with Cerner to ensure that corporate data is appropriately transferred to Cerner information systems and wiped from the device and to allow Cerner to preserve potentially relevant data for any pending legal matters. You further acknowledge and agree that you will return all other Cerner property, manuals or other intellectual property, confidential information or materials containing trade secrets of Cerner in your possession and that no copies thereof will be retained by you or on your behalf by any third party after [__].

4.	OBLIGATIONS WITH RESPECT TO CONFIDENTIALITY AND NON-SOLICITATION.

A.

Confidentiality. You agree not to use or disclose Confidential Information. Confidential Information means any information concerning Cerner’s business that you obtained as a result of your employment with Cerner that is not generally known or readily ascertained by the public (through no fault of your own). Notwithstanding the foregoing, this section does not prohibit or limit your right to discuss, debate and communicate with others, including Cerner associates, regarding your workplace terms and conditions of employment, including wages.

B.

Non-Solicitation. You agree that for a period of two years extending from the end of your employment with Cerner, you will not directly or indirectly—on behalf of yourself or any other person or entity—(a) solicit or attempt to solicit for employment (including encouraging, assisting, or helping facilitate solicitation) a Cerner associate; or (b) induce the termination of employment by, or offer of employment at a non-Cerner entity to, any Cerner associate.

You acknowledge and agree that all confidentiality obligations and all other restrictive covenants set forth in this Severance Agreement are in addition to and cumulative of those set forth in any other agreement between you and Cerner.

Nothing in this Severance Agreement shall (i) prohibit you from disclosing confidential information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation, including 18 USC 1833, or (ii) require notification or prior approval by Cerner of any reporting described in clause (i); provided, however, that any such disclosures must be made in accordance with the applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of confidential information.

5.

COOPERATION. You agree that you will cooperate with Cerner in a professional manner in the transition of your job duties, and in the defense of any legal matters about which you have material knowledge.

6.	CONSIDERATION PERIOD. You acknowledge that you have twenty-one (21) days from the date you received this Severance Agreement in which to consider it, although you may sign this Severance Agreement earlier than 21 days if you so choose. You further understand that you have the right to revoke this Severance Agreement by delivering written notice to Cerner during the seven-day period after you sign it. This Severance Agreement shall become effective after the seven-day revocation period has expired assuming you do not revoke it, but in no event earlier than [___], 20[__] (the “Effective Date”).

7.

NO FURTHER PAYMENTS. You agree that your employment terminated effective [__], and that, after that date, Cerner will owe no additional compensation to you other than: (i) your final paycheck covering the period through [__], (ii) any performance-based cash incentive compensation earned but not yet paid as of [__], and (iii) the separation benefits described in Paragraph 1. You agree that amounts paid pursuant to this Severance Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to you under any other agreement you may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement, including but not limited to your Employment Agreement, the Cerner Associate Severance Pay Plan effective July 1, 2021, or the Business Optimization Severance Pay Plan.

8.

FORFEITURE, CLAWBACK AND REIMBURSEMENT. The right to receive severance and benefits in accordance with Paragraph 1 is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect from time to time with respect to severance, or any other applicable clawback, adjustment or similar policy in effect on or established subsequent to, the Effective Date (the “Clawback Policy”). The terms of the Clawback Policy are incorporated herein by reference. You agree to provide all assistance necessary to Cerner to recover or recoup any of the severance or other value pursuant to this Severance Agreement which is subject to recovery or recoupment pursuant to the Clawback Policy. By signing this Severance Agreement, you agree that the promises you have made in it are of a special nature and that any material breach or material violation by you of the terms of this Severance Agreement will result in immediate and irreparable harm to Cerner. For the avoidance of doubt, if you are found by a Court or Arbitrator to have committed a material breach of any confidentiality, non-solicitation or other material provision in this Severance Agreement or your Employment Agreement, (i) Cerner’s obligation, if applicable, to deliver separation payments and benefits to you under this Severance Agreement will cease immediately, (ii) you will be obligated to reimburse Cerner for all separation payments already made to you under Paragraph 1, (iii) any outstanding Cerner Equity Award held by you will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument, and (iv) you will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received by you under, or as a result of your exercise of, a Cerner Equity Award which was subject to accelerated vesting in accordance with Paragraph 1. Cerner will also be entitled to all other legal and equitable remedies available to it by law.

9.

NONADMISSION OF LIABILITY. You understand and agree that neither this Severance Agreement nor any action taken hereunder is to be construed as an admission of liability by Cerner or any of the Cerner Released Parties.

10.

VOLUNTARY EXECUTION. You acknowledge that you have read this Severance Agreement in its entirety, that you understand its contents, and that you have executed it voluntarily. You further acknowledge that you have consulted with your attorney prior to signing this Severance Agreement.

11.

COMPLIANCE WITH SECTION 409A. Notwithstanding any other provision of this Severance Agreement, all payments provided hereunder shall be made in a manner that is intended to comply with Section 409A or an applicable exemption thereto, including the separation pay and short-term deferral exceptions. Any payment provided under this Severance Agreement which is required to be delayed for six months following your separation from service and on account of you being a “specified employee” of Cerner shall be so delayed. For purposes of Section 409A, each installment payment provided under this Severance Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Severance Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

12.

NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail or sent by express courier with postage or charges prepaid as follows:

If to Cerner:

Cerner Corporation

2800 Rock Creek Parkway

North Kansas City, MO 64117-2551

Attn: Chief Executive Officer

With copy to: Chief Legal Officer

If to you:

At the address on file with Cerner’s HR department

or to any other address as either party may provide to the other in writing by notice given in accordance with this paragraph.

13.

NOTICE TO SUBSEQUENT EMPLOYER. You agree to inform any potential new employer, prior to accepting such employment, of the existence of the non-solicitation and confidentiality provisions contained in this Severance Agreement and your Employment Agreement.

14.	GOVERNING LAW. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Missouri to the extent not governed or preempted by federal law.

15.

SEVERABILITY. If any provision of this Severance Agreement is held to be unenforceable, this Severance Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision—and the rest of this Severance

Agreement—valid and enforceable. If an arbitrator (or court) declines to amend this Severance Agreement as provided in this paragraph, the invalidity or unenforceability of any provision of this Severance Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Severance Agreement.

16.

COMPLETE AGREEMENT. This Severance Agreement constitutes the full, complete and entire agreement of the parties related to the separation benefits to which you are entitled. Without limitation, the separation benefits and payments under this Severance Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Associate Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that your Employment Agreement (excluding any right you have to any severance payment or severance benefit thereunder), otherwise remains in full force and effect. For the avoidance of doubt, your Arbitration Agreement shall survive this Severance Agreement, and the parties agree that your Arbitration Agreement will govern any dispute between the parties related to this Severance Agreement. In making this Severance Agreement, the parties rely wholly upon their own judgment, belief and knowledge and the advice of their respective counsel. All executed copies, whether signed in counterparts or otherwise, or duplicate originals, are equally admissible in evidence.

CERNER ASSOCIATE EMPLOYMENT AGREEMENT

This Cerner Associate Employment Agreement describes the formal employment relationship between Nasim Afsarmanesh and Cerner Corporation, a Delaware corporation. This Agreement is effective on the 4th day of January, 2022.

1. OFFER LETTER. At the time you accepted employment with Cerner, you received an offer letter confirming the specifics of Cerner’s offer of employment to you. The provisions of that offer letter represent the initial conditions of your Cerner employment. Cerner reserves the right to modify at any time the conditions of your employment.

2. EMPLOYMENT RELATIONSHIP.

A. Formation. By signing this Agreement, you represent that every material fact contained in your resume, application for employment, and other related documentation is true and accurate. Misrepresentation or omission of a material fact and falsification of such documentation are grounds for immediate discharge. You further agree you are not engaged and will not engage in other employment activities or extracurricular activities that would detract from or conflict with your ability to carry out your duties at Cerner. All employment or other paid or unpaid positions/activities/extracurricular activities outside of Cerner that could potentially detract from or conflict with your ability to carry out your duties at Cerner must be cleared in advance by Cerner pursuant to Cerner’s Conflicts of Interest Policy.

B. Type. To the extent permitted by law, your employment relationship with Cerner is “at will,” which means that you may resign from Cerner at any time—for any reason or for no reason at all—without advance notice (except as described below). It also means that Cerner may terminate your employment at any time—for any legally permitted reason or for no reason at all— without advance notice.

C. Resignation and Termination. You agree: (i) to give Cerner written notice of your intention to resign from employment at least ten business days, not including personal time off work, prior to the last day you intend to work at Cerner, unless otherwise agreed upon by you and your manager; (ii) to participate in an exit interview or survey; and (iii) to report to Cerner the identity and the nature of your proposed duties of your new employer (if any).

If you are a full-time Associate and Cerner either (i) terminates your employment without Cause and provides less than ten business days’ notice of termination or (ii) accelerates your requested termination date to a date less than ten business days from your notice of voluntary resignation, Cerner will pay you in conjunction with the termination the equivalent of two weeks base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation, and Associate benefits) less any base salary compensation paid to you for the time you work from the notice of termination or resignation through your actual termination date.

If your termination occurs during a period associated with a bonus or incentive compensation plan, any final payments to you as a result of your participation in a plan will be determined by the terms of the plan.

Pursuant to the terms of Cerner’s published policies, as may be amended from time to time, Cerner may pay or reimburse you for certain reasonable costs associated with: (i) any relocation required by Cerner, or (ii) Other Assistance Programs in which Cerner provides assistance. If Cerner pays or reimburses you for any relocation costs or costs associated with Other Assistance Programs, you agree to repay the sums to Cerner in accordance with the terms of the policy in effect at the time of the reimbursement or other payment. You further agree that Cerner may—at its discretion and subject to applicable state law—deduct from your paycheck(s) and any other amounts owed to you by Cerner any sums required to be repaid under this provision and that you will repay Cerner any outstanding balance owed within thirty days of your employment termination. Regardless of the duration stated in this Agreement, nothing contained in this provision will create employment for a definite term or otherwise modify the parties “at will” relationship set forth in section 2.B. of this Agreement.

3. AGREEMENT NOT TO DISCLOSE OR TO USE CONFIDENTIAL INFORMATION. You understand that the business of Cerner and the nature of your employment may require you to have access to Confidential Information of and about Cerner, Cerner solutions, and Clients and Suppliers. You agree that you will forever maintain the confidentiality of Confidential Information. You will never disclose Confidential Information except to persons who have both the right and need to know it and then only for the purpose and in the course of performing Cerner duties and in accordance with Cerner policies. You will also never use Confidential Information or remove from Cerner any records containing Confidential Information except for the sole purpose of conducting business on behalf of Cerner and in accordance with Cerner policies. If your employment with Cerner terminates (voluntarily or involuntarily), you will promptly deliver to Cerner all Confidential Information, including any Confidential Information on any laptop, computer, mobile phone, or other communication equipment used by you to conduct Cerner business.

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© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information belonging to Cerner Corporation and/or its related affiliates which may not be reproduced or transmitted in any form or by any means without the express written consent of Cerner.

Notwithstanding the foregoing, if your employment is governed by the laws of California or Georgia, with respect to Confidential Information that does not constitute a “trade secret” (as that term is defined under applicable law), the obligations in this section 3 will remain in full force and effect both during your employment by Cerner and for a period of two years after the voluntary or involuntary termination of your employment with Cerner.

You agree to abide by Cerner’s internal security and privacy policies as well as all client security and privacy policies that are relevant to your position. As an Associate of a health care information technology provider, you may have access to confidential patient information that may be protected by international, federal, state, and/or local laws. You agree to maintain the confidentiality of all confidential patient information, including but not limited to health, medical, financial, or personal information (in any form), and you agree not to use any confidential patient information in any manner other than as expressly permitted by all applicable rules and regulations.

You understand and agree that Confidential Information does not lose it status as “Confidential” merely because you commit it to or create it from memory.

Nothing in this Agreement will (i) prohibit you from using or disclosing Confidential Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation including 18 U.S.C. § 1833 or (ii) require notification or prior approval by Cerner of any reporting described in clause (i). However, any disclosure must be made in accordance with the applicable law or regulation and in a manner that limits—to the furthest extent possible—disclosure of Confidential Information.

4. WORK PRODUCT. With respect to Work Product that you develop, author, conceive, or reduce to practice—in whole or in part while employed at Cerner—you agree to keep accurate, complete, and timely records of the Work Product and will promptly disclose and fully describe the Work Product in writing to Cerner. You agree to maintain all information respecting any Work Product as Confidential Information and will not disclose the information to any party outside of Cerner, except to persons who have both the right and need to know it and then only for the purpose and in the course of performing Cerner duties.

You hereby assign and transfer to Cerner, without further consideration, your entire right, title, and interest in and to all Work Product including any patents, copyrights, Trade Secrets, trademarks, and other intellectual property rights in the same. If for any reason any Work Product would not be considered a work made for hire under applicable law, you hereby assign and transfer to Cerner the entire right, title, and interest in and to the Work Product and all intellectual property rights in the Work Product. You hereby waive any and all moral rights and similar rights of copyright holders in other countries—including but not limited to rights of attribution and integrity or equivalent right—which you would otherwise have in any Work Product.

You agree to execute promptly, at Cerner’s expense, a written assignment of title to Cerner and all letters (and applications for letters) of patent, copyright, trademark, or other intellectual property right, in all countries, for any Work Product assigned by this Agreement. You also agree to assist Cerner or its nominee in every reasonable way, both during and after your time of employment at Cerner, in vesting and defending title to the Work Product in and for Cerner, in any and all countries, including the obtainment and preservation of patents, copyrights, Trade Secrets, trademarks, and other intellectual property rights.

This section 4 will not apply to any Work Product that fully qualifies under Section 2870 of the California Labor Code.

This section does not apply to your solutions and ideas that are developed entirely on your own time and do not relate directly to the business of Cerner or to Cerner’s actual or demonstrably anticipated research or development.

5. PRIOR INVENTIONS. Any and all patented and unpatented inventions, new solutions, and ideas that you made prior to your employment by Cerner are excluded from the scope of this Agreement and are documented on Attachment I, Inventory of Prior Inventions.

6. NON-COMPETITION AND NON-SOLICITATION. If during the course of your employment by Cerner, you relocate to a state other than California or to another country and Cerner reimburses you for any relocation expenses as set forth in section 2 above, you agree that your continued employment after your relocation will be governed by this entire agreement, including the terms of this section 6. This section 6 will be of no force or effect if you are not reimbursed for any relocation expenses from California. Nothing in this Agreement, however, requires Cerner to reimburse you for expenses other than that set forth in section 2 above; however, if Cerner does reimburse you for a relocation from California, you will not be obligated to repay Cerner the reimbursed amount. Your agreement to abide by the terms of this section 6 is in exchange for Cerner’s reimbursement of any relocation expenses and other good and valuable consideration provided herein. You agree that both during your employment by Cerner and for a period of two years after the voluntary or involuntary termination of your employment with Cerner:

A. You will tell any prospective new employer, prior to accepting employment that this Agreement exists.

B. If you have worked for Cerner in a sales capacity, you will not provide services to any Conflicting Organization in connection with the marketing, sale, or promotion of any Conflicting Solution to any person or organization upon whom you called or whose account you supervised on behalf of Cerner any time during the last three years of your employment by Cerner.

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© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information belonging to Cerner Corporation and/or its related affiliates which may not be reproduced or transmitted in any form or by any means without the express written consent of Cerner.

C. If you have worked for Cerner in a consulting or other non-sales capacity during the last three years of your employment by Cerner, you will not provide services directly or indirectly related to your employment at Cerner to any Conflicting Organization in the United States or in any country in which Cerner has a business interest. However, you may accept employment with a large Conflicting Organization whose business is diversified and with a portion of its business that is not a Conflicting Organization. But, prior to your acceptance of such employment, Cerner must receive separate written assurances satisfactory to Cerner from the Conflicting Organization and from you that you will not render services directly or indirectly in connection with any Conflicting Solution.

D. Notwithstanding the foregoing, nothing contained in this section 6 will prohibit you (after your termination of employment with Cerner) from taking a position with a general consulting organization if its only Conflicting

Solution is the provision of consulting services to the health care industry, so long as you personally do not provide or assist in providing consulting services to a Client with respect to any Conflicting Solution.

E. You agree not—on behalf of yourself or on behalf of any other person, entity, or organization—to solicit any Cerner Associate or independent contractor to leave his or her employment or engagement with Cerner.

F. You agree that both during your employment with Cerner and after termination of your employment with Cerner you will never make recklessly or maliciously false accusations or remarks in any form—including written, oral, or electronic form—for the purpose of disparaging Cerner’s solutions or services.

7. UNFAIR COMPETITION, MISAPPROPRIATION OF TRADE SECRETS, AND NON-SOLICITATION OF CLIENTS. Both during your employment by Cerner and after, you agree that you will neither: (i) engage in unfair competition against Cerner; nor (ii) use any of Cerner’s Trade Secrets to (a) identify existing Cerner clients for your own benefit or the benefit of any other firm or entity, (b) to facilitate the solicitation for your own personal benefit or the benefit of any other firm or entity of any existing Cerner client whom you serviced or about whom your otherwise gained Confidential Information during your employment with Cerner, and/or (c) otherwise compete with Cerner.

8. PUBLICITY RELEASE. You consent to the use of your name, voice, and picture (including but not limited to use in still photographs, videotape, and film formats, and both during and after your employment with Cerner) for advertising, promotional, public relations, and other business purposes (including use in web sites, online communication forums, newspapers, brochures, magazines, journals, and films or videotapes) by Cerner and Cerner Clients.

9. CERNER PROPERTY. When physical Cerner Property is formally issued to you, you will acknowledge receipt of it when requested to do so and will take all reasonable precautions and actions necessary to safeguard and maintain it in normal operating condition. You will notify Cerner immediately of any damage or loss. If your employment with Cerner terminates (for any reason), you will immediately return to Cerner all Cerner Property issued, delivered, accessed, or which otherwise belongs to Cerner. You understand that Cerner’s time off policy states that upon termination, for whatever reason, accrued time off will be paid out—if paid out at all—in accordance with the policy and subject to applicable state law, only after Cerner has received all Cerner Property issued to you or then in your possession. You agree to reimburse Cerner for any attorneys’ fees and other collection charges incurred by Cerner in the event it becomes necessary to file a replevin or other legal action to recover the Cerner Property from you.

10. CERNER POLICIES. You agree that your employment is subject to the policies and procedures of Cerner as amended from time to time and that you will comply with and assist in the vigorous enforcement of all policies, practices, and procedures. You understand that violation of Cerner policies, practices, and procedures may result in termination of your employment.

11. PRIOR EMPLOYMENT RELATIONSHIPS AND OBLIGATIONS. By accepting employment with Cerner, you represent to Cerner that you are not subject to any noncompetition or confidentiality agreements that your employment and activities at Cerner would violate. You also represent and agree that you will not disclose to Cerner, or induce Cerner to use, any proprietary, confidential, or Trade Secret information belonging to any previous employer or to others.

12. REMEDIES. By signing this Agreement, you agree that the promises you have made in it are of a special nature and that any breach, violation, or evasion by you of the terms of this Agreement will result in immediate and irreparable harm to Cerner. It will also cause damage to Cerner in amounts difficult to ascertain. Accordingly, Cerner will be entitled to the remedies of injunction and specific performance, as well as to all other legal and equitable remedies that may be available to Cerner.

13. INDEMNIFICATION. You agree to indemnify and hold Cerner harmless from and against any damages, liability, actions, suits or other claims arising out of your breach of this Agreement.

14. GOVERNING LAW AND JURISDICTION. If you are working or residing in California, this Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of California, without regard to its conflict of law principles. For claims that are not covered by the Cerner Mutual Arbitration Agreement, you and Cerner each irrevocably and unconditionally submit to the exclusive jurisdiction of any

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© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information belonging to Cerner Corporation and/or its related affiliates which may not be reproduced or transmitted in any form or by any means without the express written consent of Cerner.

California state court or federal court of the United States of America sitting in California, in any action or proceeding arising out of or relating to this Agreement. If you relocate outside the state of California and Cerner pays your relocation costs, you agree that after your relocation this Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of Missouri, without regard to its conflict of law principles. In such case, for claims that are not covered by the Cerner Mutual Arbitration Agreement, you and Cerner each irrevocably and unconditionally submit to the exclusive jurisdiction of any Missouri state court or federal court of the United States of America sitting in Kansas City, Missouri, in any action or proceeding arising out of or relating to this Agreement.

15. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision—and the rest of this Agreement—valid and enforceable. If a court declines to amend this Agreement as provided in this section, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Agreement.

16. ENTIRE AGREEMENT, PRIOR AGREEMENTS AND NO WAIVER. You hereby acknowledge receipt of a signed counterpart of this Agreement. Except for the Cerner Mutual Arbitration Agreement (which will continue in full force and effect), you agree that the Agreement is your entire agreement with Cerner concerning the subject matter, and this Agreement cancels, terminates, and supersedes any of your previous oral or written understandings or agreements with Cerner or with any officer or representative of Cerner with respect to your employment with Cerner.

The terms of this Agreement may not be modified except in a writing signed by an authorized representative of Cerner and you. No waiver of the terms of this Agreement will be effective unless made in writing and signed by an authorized representative of Cerner. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, remedy, or power under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy, or power contained in this Agreement or by law or in equity.

17. ASSIGNMENT AND SUCCESSORS. Cerner may assign this Agreement to any of its subsidiaries, affiliates, parent companies, or other related entities without written notice or your prior consent. This Agreement will also be binding upon your heirs, spouse, assigns, and legal representatives. You agree that, should Cerner be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Cerner itself enforcing the Agreement. You may not assign your obligations under this Agreement.

18. SURVIVING PROVISIONS. Notwithstanding the termination of the employment relationship underlying this Agreement, the rights and obligations set forth in this Agreement with respect to both parties will survive termination as necessary to permit the intent of the provisions to be carried out.

This Employment Agreement is executed this 4th day of January, 2022.

ASSOCIATE	CERNER CORPORATION

/s/ Nasim Afsarmanesh	/s/ Erin Kobler
Associate Signature	Senior Director, Associate Relations & Employment Practices

Nasim Afsarmanesh
Printed Name Associate #

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© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information belonging to Cerner Corporation and/or its related affiliates which may not be reproduced or transmitted in any form or by any means without the express written consent of Cerner.

APPENDIX A

DEFINITION OF TERMS

AGREEMENT means the Cerner Associate Employment Agreement.

ASSOCIATE means a Cerner employee.

CAUSE includes, without limitation, your dishonesty, illegal conduct or breach of Cerner’s policies or this Agreement.

CERNER CORPORATION and CERNER mean Cerner Corporation, the Delaware corporation. The terms also cover all of Cerner Corporation’s parent, subsidiary and affiliate corporations, and business enterprises, both presently existing and subsequently created or acquired. Subsidiary and affiliate corporations may be directly or indirectly controlled by Cerner or related to Cerner by equity ownership.

CERNER PROPERTY means the various items of Cerner property and equipment assigned to you to help you carry out your Cerner responsibilities, including but not limited to keys, credit cards, access cards, parking passes, Cerner Confidential Information, laptops, computer related and other office equipment, mobile telephone, pagers and/or other computer or communication devices.

CLIENT means any actual or potential customer or licensee of Cerner.

CONFIDENTIAL INFORMATION means Cerner, Client and Supplier Trade Secrets, and proprietary information, Cerner, Cerner Associate, Client, and Supplier information which is not generally known, and is proprietary or confidential to Cerner or to Cerner Associates, Clients or Suppliers. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, computer software in source code, object or other form, working papers, Client and Supplier lists, marketing and sales materials not otherwise available to the general public, sales activity information, computer programs and software, compensation plans (specifically no Associate may disclose Cerner compensation structures or bonus programs with Conflicting Organizations), patient information and other client-related data, and all other non-public information of Cerner and its Associates, Clients and Suppliers. CONFIDENTIAL INFORMATION will not include any information that has been voluntarily disclosed to the public by Cerner (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

CONFLICTING ORGANIZATION means any person or organization engaged (or about to become engaged) in research, development, installation, marketing, selling, or servicing with respect to a Conflicting Solution.

CONFLICTING SOLUTION means any solution, product, process or service which is the same as, similar to, or competes with any Cerner solution, product, process or service with which you worked during the last three years of your employment by Cerner, or about which you have acquired Confidential Information.

OTHER ASSISTANCE PROGRAMS means programs in which Cerner may pay or reimburse you for certain reasonable costs incurred by you, which may also provide for Cerner’s recovery of the amounts as specified in the relevant policies of the Other Assistance Programs, as may be amended from time to time and which include, but are not limited to: tuition assistance, relocation assistance, specialty external training, and immigration assistance. Cerner reserves the right to establish future assistance programs which will be considered as Other Assistance Programs for purposes of section 2.C. of this Agreement.

SUPPLIER means any actual or potential licensor, vendor, supplier, contractor, agent, consultant or other purveyor of Cerner solutions, products, processes or services.

TRADE SECRET means information, including but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

WORK PRODUCT means discoveries, inventions, computer programs, improvements, data, works of authorship, designs, methods, ideas, solutions and other work product (whether or not they are described in writing, reduced to practice, patentable or copyrightable) which results from any work performed by you for Cerner, or involves the use of any Cerner equipment, supplies, facilities or Confidential Information, or relate directly to the business of Cerner, or relate to Cerner’s actual or demonstrably anticipated research or development.

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© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information belonging to Cerner Corporation and/or its related affiliates which may not be reproduced or transmitted in any form or by any means without the express written consent of Cerner.